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                                                                      EXHIBIT 15

April 25, 2003

Sizeler Property Investors, Inc.
Kenner, Louisiana

Re:   Registration Statement Nos. 333-72210, 333-99541, 333-85212, 333-16073 and
      333-103380

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated April 25, 2003 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

                                    KPMG, LLP

New Orleans, Louisiana